EXHIBIT 12


                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                ($ in Thousands)

                                                         For the nine months ended
                                                                September 30,
                                                           1999            1998
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
EARNINGS
Pre-tax income                                            $29,897        $38,100
Fixed charges                                               9,738         11,871
                                                          -------        -------
Total(a)                                                  $39,635        $49,971
                                                          =======        =======
FIXED CHARGES
Interest expense and amortization of debt discount
   and premium on all indebtedness                        $ 9,134        $11,231
Interest portion of rental expenses                           604            640
                                                          -------        -------
Total fixed charges(b)                                    $ 9,738        $11,871
                                                          =======        =======

                                                          -------        -------
Ratio of earnings to fixed charges(a)/(b)                    4.1x           4.2x
                                                          =======        =======
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